SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 20, 2004

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia	0-24958	55-0732247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV	25414-0906
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 304-725-8431

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

For Immediate Release

Potomac Bancshares Inc. President and CEO Robert F. Baronner Jr. announces the first quarter (unaudited) results for the one bank holding company located in Charles Town West Virginia.

Net income for the three months ended March 31, 2004 was $710 thousand compared to $663 thousand last year, an increase of 7%. On a per share basis, basic earnings were $.42 for the three months ended March 31, 2004 compared to $.37 for the three months ended March 31, 2003, an improvement of 13.5%. Total interest and dividend income for the quarter ended March 31, 2004 was $2.735 million compared to $2.658 million in the first quarter of 2003, an increase of 3%.

Loan outstandings (net of reserve) at the end of the first quarter were $140.5 million compared to December 31, 2003 year end totals of $138.3 million. Credit quality continues to be excellent with our loan loss reserve comprising 1.24% of outstanding loans. The bank had strong deposit growth for the first quarter. Deposits, including the bank’s commercial cash management account, were $192.5 million at March 31, 2004 compared to $182.5 million at year end. Much of this growth came from the branch offices in Berkeley County.

Based on this first quarter performance, the Board of Directors approved a second quarter dividend payment of 14.5 cents per share of common stock. This dividend will be paid on June 1st, 2004 to all shareholders of record on May 15, 2004. It represents an increase of 9.4% over the dividend paid in the second quarter of 2003.

Also during the first quarter, 3,854 shares of the holding company’s common stock were repurchased in a privately negotiated sale.

Potomac Bancshares, Inc. is a public company trading under the ticker symbol PTBS. Potomac Bancshares is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town, West Virginia.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements – None

(b)	Pro Forma Financial Information – None

(c)	Exhibits – None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

Date April 20, 2004	/s/ Robert F. Baronner, Jr.
Robert F. Baronner, Jr., President and CEO